Exhibit 5.1

[Manatt, Phelps & Phillips, LLP Letterhead]

November 10, 2008

Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, CA 91406

Re:	Superior Industries International, Inc. 2008 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

At the request of Superior Industries International, Inc. (the “Registrant”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Registrant with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 3,500,000 shares of the Registrant’s common stock, no par value (the “Shares”), that may be issued in the aggregate under the Plan.

In rendering this opinion, we have reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.  For the purpose of rendering such opinions, we have been furnished with and examined only the following documents:

1.	The Restated Articles of Incorporation of the Registrant.

2.	The Bylaws of the Registrant, as amended.

3.	The Registration Statement.

4.	Records of proceedings of the Board of Directors and stockholders of the Registrant pertaining to the Plan.

5.	The Plan.

With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We also have obtained from the officers of the Registrant certificates as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such certificates.

Based upon the foregoing, we are of the opinion that the Shares, when issued, sold and delivered in the manner and in accordance with the terms of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Registrant or in any related document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

This opinion is limited to the current laws of the State of California, including statutory provisions, the provision of the California constitution and present judicial interpretations thereof and to facts as they presently exist.  In rendering this opinion, we have no obligation to revise or supplement it should the current laws of the State of California be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement which is being filed on behalf of the Registrant in connection with the registration of the aforementioned Shares under the Act.  In giving such consent, we do not hereby admit that we are in the category of “persons” whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP